UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2011

CENTRAL ENERGY PARTNERS LP
 (Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 North Central Expressway Suite 1525 Dallas, Texas		75206
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 360-7480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01  Changes in Registrant’s Certifying Accountant.

On October 12, 2011, Central Energy GP LLC, the General Partner of Central Energy Partners LP, a Delaware limited partnership (the “Registrant”), advised Burton McCumber & Cortez, L.L.P. that it was being dismissed as the auditing firm of the Registrant. The determination to change auditing firms did not result from any disagreement or dissatisfaction with Burton McCumber & Cortez. There were no disagreements between the Registrant and Burton McCumber & Cortez on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Burton McCumber & Cortez has notified the Audit Committee of the Registrant of deficiencies in internal controls over financial reporting as part of its annual review of the Registrant’s internal controls as required by the Public Company Accounting Oversight Board (the “PCAOB”). This deficiency has been previously reported in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010.

On October 18, 2011, the Registrant retained the services of Montgomery Coscia Greilich LLP, Certified Public Accountants, to (i) audit the consolidated financial statements of the Registrant and its wholly-owned subsidiary Regional Enterprises, Inc. as of December 31, 2011 and 2012 and (ii) review the Registrant’s unaudited quarterly financial information for the quarter ended September 30, 2011 and each of the quarters ended March 30, June 30 and September 30, 2012, all in accordance with the standards established by the PCAOB. Neither Registrant or any of its affiliates has had any prior relationship with Montgomery Coscia Greilich and, as a result, such auditing firm has not provided any written or oral advise, opinion or report as to any matter contemplated by Item 304(a)(2) of Regulation S-K.

The Registrant’s decision to dismiss Burton McCumber & Cortez and retain a new auditing firm was the result of a review initiated by the Audit Committee of the Board of Directors of the General Partner. The Audit Committee is composed solely of independent directors of the Board within the meaning of Section 10A-3(m)(3) of the Securities Exchange Act of 1934 and Rule10A-3 promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Energy Partners LP

By: Central Energy GP LLC,
its General Partner

By: /s/ Ian T. Bothwell
Ian T. Bothwell,
Executive Vice President,
Chief Financial Officer and
Principal Accounting Officer

Dated: October 18, 2011